PIMCO Equity Series VIT

Supplement Dated May 13, 2016 to the Statement of Additional Information, dated April 29, 2016, as supplemented (the SAI)

IMPORTANT NOTICE REGARDING CHANGES IN DIVIDEND ACCRUAL TIMING

Dividends will begin to accrue the business day following the day the order is effected or such later date as agreed with the Trust.

Investors Should Retain This Supplement for Future Reference